Exhibit 10.1

EMPLOYMENT AGREEMENT
(Mike Furness)

This Employment Agreement (“Agreement”) is entered into as of March 18, 2013 and effective as of the 18th day of March, 2013 by and between Art’s-Way Manufacturing Co., Inc. (the “Company”), and Mike Furness (“Employee”).

RECITALS

A.	Employee desires to be employed by the Company as its Director of Finance and the Company desires to employ Employee as its Director of Finance under the terms and conditions of this Agreement.

B.	Employee recognizes, agrees and understands that execution of this Agreement is an express condition of employment with the Company as its Director of Finance under the terms of this Agreement.

NOW, THEREFORE, in consideration of the Company employing Employee as its Director of Finance under this Agreement and/or other benefits now or hereafter paid or made available to Employee by the Company, Employee and the Company agree as follows:

ARTICLE 1

EMPLOYMENT AND TERMS OF AGREEMENT

1.1     Employment. The Company hereby employs Employee and Employee hereby accepts employment as the Director of Finance of the Company. This is a full-time position.

1.2     Term. This Agreement is effective, and Employee’s employment hereunder shall commence, as of the effective date set forth above. Employee’s employment with the Company shall be “at will,” meaning either Employee or the Company may terminate this Agreement and the employment relationship at any time, with or without cause, and with or without advance notice. The circumstances under which this Agreement may be terminated are set forth in more detail in Section 3.1 of this Agreement.

1.3     Duties.

(a)

Employee agrees, during his employment with the Company, to devote his full business and professional time and best efforts to the business of the Company, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with his position; provided, however, that Employee’s duties and responsibilities shall be subject to determination by the Board of Directors of the Company.

(b)	Employee shall report to, and at all times shall be subject to the direction of the Company’s Chief Executive Officer and the Board of Directors or either of their designee.

(c)

Employee shall, at all times during his employment with the Company, comply with the Company’s reasonable standards, regulations and policies as determined or set forth by the Company from time to time.

1.4     Outside Activities. During his employment with the Company, Employee shall not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1     Base Salary. Employee’s initial annual base salary under this Agreement shall be $110,000, subject to required and authorized deductions and withholdings. This base salary is subject to upward or downward adjustment by the recommendations of the CEO, Chairman of the Board and Vice Chairman of the Board, the Compensation Committee and the final approval of the Board. This Compensation shall be reviewed at least annually. The Company shall pay the base salary to Employee in accordance with its standard payroll practices. Employee’s base salary may be subject to review and adjustment by the Company from time to time.

2.2     Incentive Pay. Employee shall be eligible to receive incentive pay, including cash bonuses and equity awards under an equity incentive plan of the Company, from time to time in the exclusive discretion of the Company. The form, amount, and other terms of any such incentive pay shall be determined by the Board of Directors (or a committee authorized by the Board).

2.3     Other Benefit Plans. Employee shall be eligible to participate in any and all other employee benefit plans, health plans, or arrangements, if any, made available from time to time by the Company to its employees to the extent Employee meets the eligibility requirements to receive such benefits. Nothing in this Agreement is intended to or shall in any way restrict the Company’s right to, or not to, offer, amend, modify or terminate any of its benefits or benefit plans during the terms of Employee’s employment.

2.4     Vacation & Sick Days. Employee shall be eligible to accrue vacation in an amount to be determined by the Company in accordance with and subject to the Company’s employee policies as they may exist from time to time. Currently the Employee is eligible to accrue vacation for up to three (3) weeks (15 work days) per year, accruing equally during the year as of each pay period. In accordance with current policies, Employee may accrue and carry forward up to 160 hours of vacation time, which upon termination from the Company would be paid for pro rata for the then-current annual salary. In addition, in accordance with current policies, the Employee may take sick leave in accordance with current Company policy. Company reserves the right to modify and alter its vacation and sick day policies, and Employee’s benefits thereunder, in its sole discretion, provided, however, the Employee shall have the right to use then-existing accrued and carried vacation time up to the current maximum of 160 hours.

2.5     Expense Reimbursement. During the term of this Agreement, Employee shall be entitled to reimbursement of all ordinary and necessary expenses incurred by Employee for the Company, in accordance with the Company’s policies and practices with regard to documentation and payment of such expenses.

ARTICLE 3

TERMINATION OF EMPLOYMENT

3.1     Termination. Employee’s employment with the Company may be terminated at any time upon occurrence of any of the following:

(a)	By mutual written agreement of the Company and Employee.

(b)	Immediately upon the death of Employee.

(c)	Immediately by the Company for Cause, which shall mean the following:

(i)

Failure of Employee to (A) faithfully, diligently or competently perform the material duties, requirements and responsibilities of his employment as contemplated by this Agreement or as reasonably assigned by the Company’s Board of Directors; or (B) Employee’s material breach of any provision of this Agreement or of the policies, regulations and directives of the Company as in effect from time to time;

(ii)

Any negligent or intentional act or omission on the part of Employee that is materially injurious (or would be reasonably likely to be materially injurious) to the reputation or business of the Company, including, but not limited to, professional or personal conduct of Employee which is dishonest, disloyal, or inconsistent with federal and state laws respecting harassment of or discrimination against, one or more of the Company’s employees; or

(iii)	Commission by or conviction of Employee of, or a guilty or no lo contendere plea by Employee with respect to, any crime punishable as a felony.

(d)

Upon written notice by Employee for any reason, effective immediately, unless the Company, in its sole discretion, elects that Employee continue to provide services hereunder for up to six weeks from the date of such written notice, in which case the effective date shall be the date through which Employee provides services hereunder. Employee will use best efforts to provide six weeks’ written notice of Employee’s intent to terminate employment under this subsection 3.1(d) and agrees to provide services for up to six weeks from the date of such notice if requested by the Company.

(e)

Upon written notice by the Company for any reason, effective upon the date specified therein, which may, at the Company’s sole discretion, be a date that is up to six (6) weeks from the date of such written notice.

3.2     Compensation Upon Termination of Employee’s Employment.

(a)	In the event that Employee’s employment with the Company terminates, the following provisions shall govern as applicable:

(i)	If termination occurs pursuant to subsection 3.1(a), the agreement of the parties shall control.

(ii)	If termination occurs pursuant to subsection 3.1(b), all benefits and compensation shall terminate as of the date of Employee’s death.

(iii)	If termination occurs pursuant to subsection 3.1(c ), all benefits and compensation shall terminate as of the termination date.

(iv)	If termination occurs pursuant to subsection 3.1(d), all benefits and compensation shall terminate as of the date the Employee ceases to provide services.

(v)

If termination occurs pursuant to subsection 3.1(e), all benefits and compensation shall terminate as of the later of: (A) the date the Employee ceases to provide services; or (B) the date that is 6 weeks from the date of the written notice provided by the Company, provided that any payments under this subsection 3.2(a)(v)(B) shall be contingent upon Employee’s compliance through this period with his obligations under Section 3.3 and Articles IV, V and VI of this Agreement and Employee’s execution, delivery, compliance with, and non-rescission of a full and final release of any and all claims in favor of the Company and any related entities, and all such entities’ officers, directors, shareholders, and employees, which release shall also affirm Employee’s compliance with his obligations under Sections 3.3 and Articles IV, V and VI of this Agreement. If payments are made to Employee under this subsection 3.2(a)(v)(B), the first such payment shall be made on the next regularly scheduled payroll date, and provided that all payments due under 3.2(a)(v)(B) shall be made within 7 weeks of the date of the written notice provided by the Company.

(b)

In addition to the consideration set forth in Section 2.3 of this Agreement, the parties acknowledge that the Company’s agreement to provide Separation Payments in accordance with the terms of this paragraph constitutes consideration for Employee’s acceptance of the terms and conditions of this Agreement, including the covenants in Article 5.

(c)

Notwithstanding anything in this Agreement to the contrary, if any of the payments described in this subsection 3.2 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment.

3.3     Return of Property. Immediately upon termination (or at such earlier time as requested by the Company or its designees), Employee shall deliver to the Company all of its property, including but not limited to all work in progress, research data, equipment, originals and copies of documents and software, client information and lists, financial information, and all other material in his possession or control that belongs to the Company or its clients or contains Confidential Information, as defined in Article 4.

ARTICLE 4

PROTECTION OF CONFIDENTIAL INFORMATION

4.1     Confidential Information. “Confidential Information” shall mean any information not generally known or readily ascertainable by the Company’s competitors or the general public. Confidential Information includes, but is not limited to, use of or customization to computer, software, and/or internet applications; data of any type that is created by Employee, which is provided, or to which access is provided, in the course of Employee’s employment by the Company; data or conclusions or opinions formed by Employee in the course of employment; manuals; trade secrets; methods, procedures or techniques pertaining to the business of the Company; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; client names, contact information, requirements, purchase history or other information; supplier names or other information; employee names or other information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Employee in the course of employment. Confidential Information does not include information that Employee can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public or (2) became generally available to the public through no act or failure to act by Employee.

4.2     Confidentiality Restrictions. Employee agrees at all times to use all reasonable means to keep Confidential Information secret and confidential. Employee shall not at any time (including during and after termination of his employment with the Company) use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary for the performance of Employee’s duties on behalf of the Company. Employee shall not at any time provide services to any person or entity if providing such services would require or likely result in his using or disclosing Confidential Information. Upon termination of Employee’s employment with the Company, or upon Company’s earlier request, Employee shall immediately return to the Company all originals and copies of Confidential Information and other Company materials and property in Employee’s possession. Employee acknowledges that use or disclosure of any of the Company’s confidential or proprietary information in violation of this Agreement would have a materially detrimental effect upon the Company, the monetary loss from which would be difficult, if not impossible, to measure.

ARTICLE 5

COVENANT NOT TO COMPETE

5.1     Noncompetition. During Employee’s employment with the Company and for a period of one year following the termination of his employment for any reason, whether voluntary or involuntary, Employee agrees that he will not, anywhere in the United States (which Employee acknowledges to be Employer’s trade area), directly or indirectly, on behalf of himself or another individual or entity, own, manage, operate, control, be employed by, consult for, participate in, or provide services to any business, entity or person that is in competition with Employer or sells or provides products or services that are the same as or similar to, or compete with, products or services offered by Employer at the time.

5.2     Nonsolicitation of Employees. During Employee’s employment with the Company and for a period of one year following the termination of his employment for any reason, whether voluntary or involuntary, Employee agrees that he will not, directly or indirectly, on behalf of himself or another individual or entity, solicit or hire for employment or any other arrangement for compensation to perform services, any employee of the Company. For purposes of this Section 5.2, an “employee” means any individual who is then employed by the Company or has been employed by the Company at any time within the six-month period prior to Employee’s separation from employment.

5.3     Nonsolicitation of Clients. During Employee’s employment with the Company and for a period of one year following the termination of his employment for any reason, whether voluntary or involuntary, Employee agrees that he will not, directly or indirectly, on behalf of himself or another individual or entity, solicit or provide products or services that compete with the Company to any of the Company’s clients. For purposes of this Section 5.3, a “client” means any individual or entity that is then a client of the Company or has been a client of the Company at any time within the twelve-month period prior to Employee’s separation from employment.

5.4     Understandings. Employee hereby acknowledges and agrees that the Company informed him that the restrictions contained in this Article 5 would be required as part of the terms and conditions of his employment under this Agreement; that he signed and returned this Agreement to the Company prior to commencing employment under the terms of this Agreement; that he has carefully considered the restrictions contained in this Agreement and that they are reasonable; and that the restrictions in this Agreement will not unduly restrict him in securing other employment in the event of a termination from the Company.

ARTICLE 6
INVENTIONS

6.1     Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements, whether or not shown or described in writing or reduced to practice, and whether patentable or not, relating to any of the Company’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of the Company.

6.2     Disclosure. Employee shall promptly and fully disclose to the Company, and will hold in trust for the Company’s sole right and benefit, any Invention which Employee, during the period of his employment, makes, conceives, or reduces to practice, or causes to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

(a)	Relates to any subject matter pertaining to Employee’s employment;

(b)	Relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of the Company; or

(c)	Involves the use of any time, material, or facility of the Company.

6.3     Assignment of Ownership. Employee hereby assigns to the Company all of the Employee’s right, title, and interest in and to all such Inventions described in Section 6.2 and, upon request by the Company, Employee shall execute, verify, and deliver to the Company such documents, including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable the Company to obtain the sole right, title, and benefit to all such Inventions.

6.4     Excluded Inventions. It is further agreed, and Employee is hereby so notified, that Section 6.3 does not apply to any invention for which no equipment, supplies, facility, or Confidential Information of the Company was used; which was developed entirely on Employee’s own time; and (a) which does not relate either to the Company’s businesses or actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company.

6.5     Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the Inventions, if any, in which Employee possesses any right, title, or interest prior to commencement of his employment with the Company, which are not subject to the terms of this Agreement.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1     Survival and Remedies. The parties agree that the restrictions contained in Articles 4 - 6 shall survive the termination of this Agreement and Employee’s employment with the Company and shall apply no matter how Employee’s employment terminates and regardless of whether his termination is voluntary or involuntary. The parties further acknowledge and agree that, if Employee breaches or threatens to breach the terms of Articles 4 - 6, the Company shall be entitled as a matter of right to injunctive relief, in addition to any other remedies available at law or equity. In the event any litigation, mediation or arbitration or other process that is instituted by any party in order to interpret or enforce any term or condition of this Agreement, including the payment of money, injunctive relief, and the matter is addressed or the money is collected, and the services of an attorney or attorneys are utilized for the same, the prevailing party will be entitled to recover from the losing party all attorney fees and costs, including court costs and fees and costs incurred through any appeal, collection or enforcement, incurred by the prevailing party.

7.2     Notification. Employee authorizes the Company to notify third parties (including, but not limited to, Employee’s actual or potential future employers and the Company’s clients and employees) of the provisions of Articles 4 - 6, those provisions necessary for the enforcement of such articles, and Employee’s obligations hereunder.

7.3     Governing Law and Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to its conflict of law provisions. Each of the parties agrees that any dispute between the parties will be resolved only in the courts of the State of Iowa or the United States District Court for the Northern District of Iowa and the appellate courts having jurisdiction of appeals in such courts.

7.4     Entire Agreement. This Agreement constitutes the entire understanding of the Company and Employee and supersedes all prior agreements, understandings, and negotiations between the parties, whether oral or written. No modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.

7.5     Successors and Assigns. This Agreement may be assigned by Company to its successors and assigns. The services to be performed by Employee are personal and are not assignable.

7.6     No Conflicting Obligations. Employee represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information. Employee represents and agrees that he will not disclose to Company or use on behalf of Company any confidential information belonging to a third party.

7.7     Waivers. The failure of a party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

7.8     Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, the Company and Employee agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

7.9     Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

[Signature Page Follows]

With the intention of being bound hereby, the parties have executed this Agreement as of the date set forth above.

EMPLOYEE

/s/ Mike Furness
Mike Furness

ART’S-WAY MANUFACTURING CO., INC.

/s/ Carrie Majeski
Carrie Majeski President, Chief Executive Officer and Chief Financial Officer